UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2024

RenovoRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4546 El Camino Real, Suite B1

Los Altos, CA 94022

(650) 284-4433

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on February 21, 2024, RenovoRx, Inc. (the “Company”) was notified by the Listing Qualifications Staff (the “Staff) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company’s securities were subject to delisting due to the Company’s non-compliance with Nasdaq Listing Rule 5550(b)(1), which requires stockholders’ equity of at least $2.5 million (the “Equity Requirement”) for continued listing on The Nasdaq Capital Market. The Company subsequently requested a hearing before the Nasdaq Hearings Panel to present its plan to regain compliance with the Equity Requirement, which has not yet occurred.

As disclosed in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 15, 2024, on April 11, 2024, the Company closed an at market private placement of common stock and common stock warrants for gross proceeds of $11.1 million. As a result of the financing, the Company believes that, as of the date of this Current Report, the Company has regained compliance with the Equity Requirement.

The Company has communicated with the Staff regarding its status and is awaiting Nasdaq’s confirmation that the Company has regained compliance with the Equity Requirement. In such event, Nasdaq will continue to monitor the Company’s ongoing compliance with the Equity Requirement in the normal course and, if at the time of its next periodic report the Company does not evidence compliance, the Company may again be subject to delisting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RenovoRx, Inc.

Date: April 16, 2024	By:	/s/ Shaun Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer